EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of Major League Football, Inc. on Form S-8, of our report dated August 13, 2015, on the consolidated financial statements of Major League Football, Inc. for the years ended April 30, 2015 and 2014, included in the annual report on Form 10-K filed on August 13, 2015.

SALBERG & COMPANY, P.A.

/s/ Salberg & Company, P.A.

Boca Raton, Florida

April 6, 2016